         As Filed With the Securities and Exchange Commission On March 29, 2001

                                       Registration Statement No. 333-57616
================================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                         Pre-Effective Amendment No. 2
                                      to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                          FULTON FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Pennsylvania                        6720                 23-2195389
-------------------------------  ----------------------------  ----------------
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)  Classification Code Number)   Identification No.)

                                 One Penn Square
                          Lancaster, Pennsylvania 17604
                                  717-291-2411
             ------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              Rufus A. Fulton, Jr.
                      Chairman and Chief Executive Officer
                                 One Penn Square
                          Lancaster, Pennsylvania 17604
                                  717-291-2411
             ------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:

      Paul G. Mattaini, Esquire               Charles J. Ferry, Esquire
  Barley, Snyder, Senft & Cohen, LLC             Rhoads & Sinon, LLP
         126 East King Street            One South Market Square, 12th Floor
  Lancaster, Pennsylvania 17604-2893        Harrisburg, Pennsylvania 17108

                                   ----------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

                                   ----------

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: | |

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. | |

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

------------------------------------------------------------------------------------------------------------------------------------
                                                  CALCULATION OF REGISTRATION FEE
    Title Of Each Class Of      Amount To Be    Proposed Maximum Offering        Proposed Maximum Aggregate            Amount Of
 Securities To Be Registered    Registered(1)     Price Per Unit (2)(3)           Offering Price (2)(3)            Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $2.50
 per share (and associated                                     **Previously Paid**
 stock purchase rights)(4)
------------------------------------------------------------------------------------------------------------------------------------

                                   ----------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================
This pre-effective amendment is filed solely to correct a technical error in the filing of Exhibit D to the Proxy Statement/Prospectus which is a part of this Registration Statement.

                                   EXHIBIT D



                           DISSENTERS' RIGHTS STATUTE
                           --------------------------



Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988


(S) 1571. Application and effect of subchapter
          -------------------------------------

(a) General rule.

      Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See: Section 1906(c)(relating to dissenters rights upon special treatment). Section 1930 (relating to dissenters rights). Section 1931(d) (relating to dissenters rights in share exchanges). Section 1932(c) (relating to dissenters rights in asset transfers). Section 1952(d) (relating to dissenters rights in division). Section 1962(c) (relating to dissenters rights in conversion). Section 2104(b) (relating to procedure). Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid). Section 2325(b) (relating to minimum vote requirement). Section 2704(c) (relating to dissenters rights upon election). Section 2705(d) (relating to dissenters rights upon renewal of election). Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions). Section 7104(b)(3) (relating to procedure).

(b) Exceptions.-- (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter. (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of: (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares. (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class. (iii) Shares entitled to dissenters rights under section1906(c) (relating to dissenters rights upon special treatment). (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting: (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and (2) a copy of this subchapter.

(e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

(g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished)and 2512 (relating to dissenters rights procedure).

(S) 1572. Definitions
---------------------

     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise: "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have the sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division. "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights. "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action. "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

(S) 1573. Record and beneficial holders and owners
--------------------------------------------------

(a) Record holders of shares.

     A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(S) 1574. Notice of intention to dissent.
----------------------------------------

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

(S) 1575. Notice to demand payment
----------------------------------

(a) General rule.

     If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall: (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment. Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received. (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares. (4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall not be less than 30 days from the mailing of the notice.

(S) 1576. Failure to comply with notice to demand payment, etc.
---------------------------------------------------------------

(a) Effect of failure of shareholder to act.
--------------------------------------------

     A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575(relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment under effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(S) 1577. Release of restrictions or payment for shares
-------------------------------------------------------

(a) Failure to effectuate corporation action.
---------------------------------------------

     Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated)have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by: (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements. (2) A statement of the corporation's estimate of the fair value of the shares. (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(S) 1578. Estimate by dissenter of fair value of shares
-------------------------------------------------------

(a) General rule.
-----------------

     If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(S) 1579. Valuation proceedings generally
-----------------------------------------

(a) General rule.
-----------------

     Within 60 days after the latest of: (1) effectuation of the proposed corporate action; (2) timely receipt of any demands for payment under section 1575(relating to notice to demand payment); or (3) timely receipt of any estimates pursuant to section 1578(relating to estimate by dissenter of fair value of shares);if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy maybe served on him in the manner provided or prescribed by or pursuant to 42Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure)./1/

(c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

(S) 1580. Costs and expenses of valuation proceedings
-----------------------------------------------------

(a) General rule
----------------

     The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578(relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appear. -- Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                  SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on March 29, 2001.

                                        FULTON FINANCIAL CORPORATION


                                        By: /s/ Rufus A. Fulton, Jr.
                                            ------------------------------------
                                            Rufus A. Fulton, Jr., Chairman and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           CAPACITY                      DATE


*
------------------------------
Jeffrey A. Albertson                Director                      March 29, 2001


*
------------------------------
James R. Argires, M.D.              Director                      March 29, 2001


*
------------------------------
Donald W. Bowman, Jr.               Director                      March 29, 2001


*                                   Senior Vice President and
------------------------------      Controller (Principal
Beth Ann L. Chivinski               Accounting Officer)           March 29, 2001


*
------------------------------
Harold D. Chubb                     Director                      March 29, 2001


*
------------------------------
William H. Clark, Jr.               Director                      March 29, 2001


*
------------------------------
Craig A. Dally                      Director                      March 29, 2001


*
------------------------------

SIGNATURE                           CAPACITY                      DATE
Frederick B. Fichthorn              Director                      March 29, 2001

                                    Chairman of the Board,
*                                   Chief Executive Officer,
------------------------------      and Director (Principal
Rufus A. Fulton, Jr.                Executive Officer)            March 29, 2001


*
------------------------------
Eugene H. Gardner                   Director                      March 29, 2001


*
------------------------------
Robert D. Garner                    Director                      March 29, 2001


*
------------------------------
Charles V. Henry, III               Director                      March 29, 2001


*
------------------------------
Robert J. Hess                      Director                      March 29, 2001


*
------------------------------
Carolyn R. Holleran                 Director                      March 29, 2001


*
------------------------------
Clyde W. Horst                      Director                      March 29, 2001


*
------------------------------
Samuel H. Jones, Jr.                Director                      March 29, 2001


*
------------------------------
Donald W. Lesher, Jr.               Director                      March 29, 2001


*
------------------------------
Joseph J. Mowad, M.D.               Director                      March 29, 2001

                                    Senior Executive Vice
*                                   President and Chief
------------------------------      Financial Officer
Charles J. Nugent                   (Principal Financial          March 29, 2001
                                    Officer)


*
------------------------------
Mary Ann Russell                    Director                      March 29, 2001


*
------------------------------
John O. Shirk                       Director                      March 29, 2001

SIGNATURE                           CAPACITY                      DATE


*
------------------------------      President, Chief Operating
R. Scott Smith, Jr.                 Officer and Director          March 29, 2001


*
------------------------------
James K. Sperry                     Director                      March 29, 2001


*
------------------------------
Kenneth G. Stoudt                   Director                      March 29, 2001


*by /s/ William R. Colmery
    ------------------------------------
    William R. Colmery, Attorney-in-fact